Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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To Whom It May Concern:

The firm of Chang G. Park, CPA, Certified Public Accountant, consents to the inclusion of our report of September 27, 2006, on the audited consolidated financial statements of Placer Del Mar, Ltd. as of June 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park, CPA
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Chang G. Park, CPA



Chula Vista, CA  91910
October 2, 2006



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board